Exhibit 4.5

EXECUTION COPY

OFFICER’S ISSUANCE CERTIFICATE

Floating Rate Asset Backed Revolving Note, Series 2004-RN1

The undersigned hereby certifies, pursuant to the Indenture dated as of May 19, 2004 (the “Indenture”), between Superior Wholesale Inventory Financing Trust IX (the “Issuer” or the “Trust”) and The Bank of New York, a New York banking corporation, as Indenture Trustee, that there has been established pursuant to and in conformity with resolutions duly adopted by the Board of Directors of Wholesale Auto Receivables Corporation, a Delaware corporation (the “Seller”), a Note to be issued under and in conformity with the Indenture, which shall have the terms specified herein. Capitalized terms used herein shall have the meanings specified in Appendix 1 hereto or, if not defined therein, then shall have the meanings set forth in Appendix A to the Trust Sale and Servicing Agreement, dated as of May 19, 2004, among the Issuer, the Seller and General Motors Acceptance Corporation (the “Trust Sale and Servicing Agreement”).

1.	Designation and Series Specified Maximum Revolver Balance.

1.1.	The designation of this series of Notes is the Floating Rate Asset Backed Revolving Note, Series 2004-RN1 (the “2004-RN1 Revolving Note”). The 2004-RN1 Revolving Note shall be in the form set forth in Exhibit A hereto. For the purpose of the Indenture and all other Basic Documents, the 2004-RN1 Revolving Note shall count as a separate series of Notes.

1.2.	The Series Specified Maximum Revolver Balance of the 2004-RN1 Revolving Note which may be authenticated and delivered under the Indenture (except for the 2004-RN1 Revolving Note authenticated and delivered upon registration and transfer of, or in exchange for, or in lieu of, any other 2004-RN1 Revolving Note pursuant to the Indenture) is $1,000,000,000 (subject to the provisions of Section 5 hereof).

1.3.	The 2004-RN1 Revolving Note shall be issued on the 2004-RN1 Note Closing Date.

1.4.	The “Targeted Final Payment Date” for the 2004-RN1 Revolving Note shall be the Revolver Monthly Payment Date in May 2005 (also referred to as the “2004-RN1 Targeted Final Payment Date”).

1.5.	The “Stated Final Payment Date” for the 2004-RN1 Revolving Note shall be the Monthly Distribution Date in May 2009 (also referred to as the “2004-RN1 Stated Final Payment Date”).

2.	Specified Support Arrangement

2.1.	With respect to the 2004-RN1 Revolving Note, there will be no Specified Support Arrangements.

3.	Payment of Interest.

3.1.	The 2004-RN1 Revolving Note shall bear interest at the “Revolver Interest Rate” for the 2004-RN1 Revolving Note, which shall be equal to, with respect to any Monthly

Distribution Date, One-Month LIBOR plus 0.07% per annum, calculated on the basis of a year of 360 days and the actual number of days elapsed during the related Collection Period (or, in the case of the initial Monthly Distribution Date for the 2004-RN1 Revolving Note, from and including the 2004-RN1 Note Closing Date). Interest shall accrue on the daily Series Net Revolver Balance attributable to the 2004-RN1 Revolving Note during a Collection Period such that the Revolver Interest for the 2004-RN1 Revolving Note for any Monthly Distribution Date shall, subject to the following two sentences, equal the product of (a) the average daily Series Net Revolver Balance for the 2004-RN1 Revolving Note during the related Collection Period and (b) the Revolver Interest Rate for the 2004-RN1 Revolving Note for such Monthly Distribution Date. With respect to the final Monthly Distribution Date for the 2004-RN1 Revolving Note, Revolver Interest for the 2004-RN1 Revolving Note shall include an additional amount equal to the product of (a) the average daily Series Net Revolver Balance for the 2004-RN1 Revolving Note for the period from and including the first day of the Collection Period in which such Monthly Distribution Date occurs through but excluding such Monthly Distribution Date and (b) the Revolver Interest Rate for the 2004-RN1 Revolving Note for the immediately following Monthly Distribution Date. Interest on the 2004-RN1 Revolving Note for any Monthly Distribution Date shall be paid on such Monthly Distribution Date as provided in the Trust Sale and Servicing Agreement and the Indenture, and any interest not paid on such Monthly Distribution Date shall be due on the next Monthly Distribution Date.

4.	Application of the 2004-RN1 Monthly Available Amount.

(a)	Pursuant to Section 4.5(c)(i) clause (2) of the Trust Sale and Servicing Agreement, on each Monthly Distribution Date, the Trust Interest Allocation of the 2004-RN1 Revolving Note will be withdrawn by the Indenture Trustee, based upon the Servicer’s Accounting for such Monthly Distribution Date, from the account in which such funds are held, for application pursuant to Section 4(b) of this Officer’s Issuance Certificate.

(b)	The Indenture Trustee, based upon the Servicer’s Accounting for such Monthly Distribution Date, on such Monthly Distribution Date will transfer an amount equal to the lesser of

(x) the Trust Interest Allocation for the 2004-RN1 Revolving Note for such Monthly Distribution Date; and

(y) the Noteholders’ Interest for the 2004-RN1 Revolving Note for such Monthly Distribution Date,

to the Revolver Distribution Account for payment of interest on the 2004-RN1 Revolving Note.

Any shortfall of the Trust Interest Allocation for the 2004-RN1 Revolving Note for a Monthly Distribution Date below the Noteholders’ Interest for the 2004-RN1 Revolving Note for such Monthly Distribution Date shall constitute a “Series Shortfall” for the

2004-RN1 Revolving Note. Any excess of the Trust Interest Allocation for the 2004-RN1 Revolving Note for a Monthly Distribution Date over the Noteholders’ Interest for the 2004-RN1 Revolving Note for such Monthly Distribution Date shall constitute a “Remaining Interest Amount.”

5.	Series Specified Maximum Revolver Balance

5.1.	The Series Specified Maximum Revolver Balance of the 2004-RN1 Revolving Note shall be $1,000,000,000 (subject to increase or decrease in accordance with Section 4.9(a) of the Trust Sale and Servicing Agreement; and provided that the Specified Maximum Revolver Balance does not exceed $2,000,000,000, the Seller will not be required to satisfy the Rating Agency Condition in respect of an increase in the Series Specified Maximum Revolver Balance).

5.2.	Aggregate borrowings outstanding at any time under the 2004-RN1 Revolving Note are limited to the Series Specified Maximum Revolver Balance of the 2004-RN1 Revolving Note. No additional borrowings may be made under the 2004-RN1 Revolving Note during the Payment Period for the 2004-RN1 Revolving Note, the Wind Down Period or any Early Amortization Period.

5.3.	Additional borrowings at any time under the 2004-RN1 Revolving Note are subject to the discretion of the holder of 2004-RN1 Revolving Note and shall be made as agreed to from time to time by such holder and the Trust.

6.	Allocations and Payments in Respect of Principal

6.1.	Revolving Period

6.1.1	During the Revolving Period, at the discretion of the Seller, payments of principal on the 2004-RN1 Revolving Note may, but shall not be required to, be paid on a daily basis,

(a)	if no series of Notes then requires Available Trust Principal to be retained or set aside to fund principal payments, out of all Available Trust Principal, and

(b)	if any series of Notes then requires Available Trust Principal to be retained or set aside to fund principal payments, out of the excess, if any, of the Principal Allocation Percentage for such series of Notes of Available Trust Principal over the amounts required to be retained or set aside with respect to such series of Notes.

6.1.2	If one or more series of Revolving Notes are issued and outstanding while the 2004-RN1 Revolving Note is outstanding, payments of principal on such other Revolving Notes and the 2004-RN1 Revolving Note shall be made as determined by the Seller unless otherwise agreed by the Seller, the holders of such other Revolving Notes and the holders of the 2004-RN1 Revolving Note.

6.1.3	The 2004-RN1 Revolving Note may be extended or renewed (and the 2004-RN1 Targeted Final Payment Date adjusted accordingly) at any time prior to the last day of the month related to the Monthly Distribution Date that is the third Monthly Distribution Date immediately preceding the then applicable 2004-RN1 Targeted Final Payment Date by written notice from the affected holders thereof to the Indenture Trustee and the Seller setting forth the new 2004-RN1 Targeted Final Payment Date; provided that such new 2004-RN1 Targeted Final Payment Date shall be a Monthly Distribution Date on or prior to the May 2007 Monthly Distribution Date. Principal on the 2004-RN1 Revolving Note will be due (to the extent of funds available for such purpose) in three installments on the three consecutive Monthly Distribution Dates ending on the then applicable 2004-RN1 Targeted Final Payment Date (which may be prior to the Scheduled Revolving Period Termination Date) unless such 2004-RN1 Targeted Final Payment Date has been extended to a date after the commencement of the Wind Down Period. Such installments will be based on the outstanding balance as of the open of business on the first day of the related Payment Period.

6.2.	Payment Period

6.2.1	Unless the Wind Down Period or an Early Amortization Period has commenced and is continuing, the Payment Period for the 2004-RN1 Revolving Note shall commence on the first day of the Collection Period related to the Monthly Distribution Date that is two Monthly Distribution Dates immediately preceding the then applicable 2004-RN1 Targeted Final Payment Date, and shall continue until the earliest of

(a)	the commencement of an Early Amortization Period,

(b)	the commencement of the Wind Down Period, and

(c)	the date upon which the 2004-RN1 Revolving Note is paid in full.

6.2.2	If the Payment Period for the 2004-RN1 Revolving Note shall be terminated upon the occurrence of an Early Amortization Event described in clauses (i), (j) or (l) of Section 9.1 of the Trust Sale and Servicing Agreement and no other Early Amortization Event has occurred, such Payment Period may be recommenced if the Seller elects to recommence the Revolving Period as described in Section 9.5(a) of the Trust Sale and Servicing Agreement. If the Payment Period for the 2004-RN1 Revolving Note shall be terminated upon the commencement of a Wind Down Period prior to the Final Revolving Period Termination Date, such Payment Period may be recommenced, if the Seller elects to recommence the Revolving Period as described in Section 9.5(b) of the Trust Sale and Servicing Agreement.

6.2.3	During any Collection Period related to the Payment Period for the 2004-RN1 Revolving Note, the Principal Allocation Percentage for the 2004-RN1 Revolving Note of Available Trust Principal shall be allocated and set aside on a daily basis in the Revolver Distribution Account up to the amount of the 2004-RN1 Controlled Payment Amount (as defined below) for the Monthly Distribution Date related to such Collection Period, and amounts in excess thereof shall be available for the purpose of purchasing additional Receivables pursuant to Section 4.5(d)(i) of the Trust Sale and Servicing Agreement and to make discretionary payments of principal on the 2004-RN1 Revolving Note as provided above or any other Revolving Note or as otherwise provided in the Trust Sale and Servicing Agreement.

The “2004-RN1 Controlled Payment Amount” means

(i)	for any of the first three Monthly Distribution Dates relating to the Payment Period for the 2004-RN1 Revolving Note, if any, the excess, if any, of

(x) the product of

(A) one-third of the Outstanding Amount of the 2004-RN1 Revolving Note as of the open of business on the first day of such Payment Period; and

(B) the number (not to exceed three) of Collection Periods that have occurred with respect to such Payment Period through and including the Collection Period relating to such Monthly Distribution Date over

(y) the aggregate amount paid or set aside for payment as principal on the 2004-RN1 Revolving Note for the preceding Monthly Distribution Date, and

(ii)	for each Monthly Distribution Date thereafter, the lesser of

(x) the then Outstanding Amount of the 2004-RN1 Revolving Note as of such Monthly Distribution Date, and

(y) the Principal Allocation Percentage for the 2004-RN1 Revolving Note of Available Trust Principal with respect to such Monthly Distribution Date.

6.2.4	On each Monthly Distribution Date during the Payment Period for the 2004-RN1 Revolving Note, all amounts set aside in the Revolver Distribution Account for the related Collection Period, together with the Principal Allocation Percentage for the 2004-RN1 Revolving Note of Available Trust Principal for such Monthly Distribution Date to the extent necessary to satisfy the 2004-RN1 Controlled Payment Amount shall be paid as principal on the 2004-RN1 Revolving Note (to the extent of the Outstanding Amount thereof). So long as the 2004-RN1

Controlled Payment Amount is paid to the extent of Available Trust Principal so allocated to the 2004-RN1 Revolving Note for such Monthly Distribution Date and related Collection Period, there shall be no Event of Default under Section 5.1(b) of the Indenture.

* * * *

The undersigned has read or has caused to be read the Indenture, including the provisions of Section 2.1 and the definitions relating thereto, and the resolutions adopted by the Board of Directors referred to above. Based on such examination, the undersigned has, in the undersigned’s opinion, made such examination or investigation as is necessary to enable the undersigned to express an informed opinion as to whether all conditions precedent set forth in the Indenture and the other Basic Documents relating to the establishment of the form and terms of a series of Notes under the Indenture have been complied with. In the opinion of the undersigned, all such conditions precedent have been complied with in respect of the 2004-RN1 Revolving Note.

* * * *

IN WITNESS WHEREOF, the undersigned has hereunto executed this Officer’s Issuance Certificate as of the 19th day of May, 2004.

WHOLESALE AUTO RECEIVABLES CORPORATION

By:	/s/ C. Proctor
Name:	C. Proctor
Title:	Senior Project Manager-Securitization

APPENDIX 1

to

OFFICER’S ISSUANCE CERTIFICATE

FOR 2004-RN1 REVOLVING NOTE

Definitions.

1.	Reference to General Rule.

Capitalized terms used herein and not defined shall have the meanings assigned to such terms in the Indenture and in Appendix A to the Trust Sale and Servicing Agreement dated as of May 19, 2004 among General Motors Acceptance Corporation, as Servicer, Wholesale Auto Receivables Corporation, as Seller, and Superior Wholesale Inventory Trust IX, as Issuer.

2.	Definitions Specific to the 2004-RN1 Revolving Note

The following terms are defined with respect to the 2004-RN1 Revolving Note only, are not defined in Appendix A to the Trust Sale and Servicing Agreement and, when used in the Basic Documents, shall have the defined meanings set forth below:

2004-RN1 Controlled Payment Amount: Has the meaning set forth in Section 6.2.3 of this Officer’s Issuance Certificate.

2004-RN1 Note Closing Date: May 19, 2004.

2004-RN1 Revolving Note: Has the meaning set forth in Section 1.1 of this Officer’s Issuance Certificate.

2004-RN1 Stated Final Payment Date: Has the meaning set forth in Section 1.5 of this Officer’s Issuance Certificate.

2004-RN1 Targeted Final Payment Date: Has the meaning set forth in Section 1.4 of this Officer’s Issuance Certificate.

One-Month LIBOR:

(a) For the Monthly Distribution Date occurring in June 2004, 1.10%.

(b) For each Monthly Distribution Date commencing with the Monthly Distribution Date occurring in July 2004, the rate for deposits in U.S. dollars for a period of one month which appears on the Telerate Service Page 3750 as of 11:00 a.m. London time, on the day that is two LIBOR Business Days prior to the first day of the related Collection Period. If such rate does not appear on such page (or such other page as may replace that page on that service, or if such service is no longer offered, such other service for displaying LIBOR or comparable rates as may be selected by

App-1

the Indenture Trustee after consultation with the Seller), the rate will be the Reference Bank Dollar Rate. In this definition, for a Monthly Distribution Date, “Reference Bank Dollar Rate” means a rate determined on the basis of the rates at which deposits in dollars are offered by the reference banks (which will be four major banks that are engaged in transactions in the London interbank market, selected by the Indenture Trustee after consultation with the Seller) as of 11:00 a.m., London time, on the day that is two LIBOR Business Days prior to the first day of the related Collection Period to prime banks in the London interbank market for a period of one month commencing on such date in an amount approximately equal to the principal amount of the 2004-RN1 Revolving Note then outstanding. The Indenture Trustee will request the principal London office of each of the reference banks to provide a quotation of its rate. If at least two such quotations are provided, the rate will be the arithmetic mean of the quotations, rounded upwards to the nearest one-sixteenth of one percent. If on any such date fewer than two quotations are provided as requested, the rate will be the arithmetic mean, rounded upwards to the nearest one-sixteenth of one percent, of the rates quoted by one or more major banks in New York, selected by the Indenture Trustee after consultation with the Seller, as of 11:00 a.m., New York time, on such applicable date to leading European banks for dollar deposits for a period of one month in amounts approximately equal to the principal amount of the 2004-RN1 Revolving Note then outstanding. If no such quotation can be obtained, the rate will be One-Month LIBOR for the prior Monthly Distribution Date.

3.	Specification for 2004-RN1 Revolving Note of Terms Defined in Appendix A to the Trust Sale and Servicing Agreement.

The following terms, when used in the Indenture, the Trust Sale and Servicing Agreement and/or other Basic Documents, with respect to the 2004-RN1 Revolving Note, shall have the meanings set forth below (and, if used in this Officer’s Issuance Certificate, shall be used with respect to the 2004-RN1 Revolving Note only, except where expressly indicated otherwise):

Distribution Account: For the purpose of the Basic Documents, the Revolver Distribution Account.

Fully Funded Date: With respect to the 2004-RN1 Revolving Note, the date on which the outstanding principal amount of the 2004-RN1 Revolving Note has been reduced to zero and the Series Specified Maximum Revolver Balance of the 2004-RN1 Revolving Note has been reduced to zero.

App-2

Noteholders’ Interest: With respect to the 2004-RN1 Revolving Note, the sum of (i) the Revolver Interest for the 2004-RN1 Revolving Note and (ii) the portion of the Revolver Interest Carryover Shortfall allocable to the 2004-RN1 Revolving Note.

Payment Period: The period described as such in Section 6.2 of this Officer’s Issuance Certificate.

Remaining Interest Amount: The amounts designated as such in Section 4 of this Officer’s Issuance Certificate.

Revolver Interest: With respect to any Monthly Distribution Date for the 2004-RN1 Revolving Note (i) the product of (a) the average daily Series Net Revolver Balance for the 2004-RN1 Revolving Note during the related Collection Period and (b) the Revolver Interest Rate for the 2004-RN1 Revolving Note for such Monthly Distribution Date plus, (ii) for the final Monthly Distribution Date for the 2004-RN1 Revolving Note, an additional amount equal to the product of (a) the average daily Series Net Revolver Balance for the 2004-RN1 Revolving Note for the period from and including the first day of the Collection Period in which such Monthly Distribution Date occurs through but excluding such Monthly Distribution Date and (b) the Revolver Interest Rate for the 2004-RN1 Revolving Note for the immediately following Monthly Distribution Date.

Revolver Interest Rate: With respect to the 2004-RN1 Revolving Note, has the meaning set forth in Section 3.1 of this Officer’s Issuance Certificate.

Series Net Revolver Balance: With respect to the 2004-RN1 Revolving Note, for any date, the aggregate outstanding principal balance under the 2004-RN1 Revolving Note minus any amounts on deposit in the Revolver Distribution Account on such date for the payment of principal on the 2004-RN1 Revolving Note.

Series Shortfall: The amounts designated as such in Section 4 of this Officer’s Issuance Certificate.

Series Specified Maximum Revolver Balance: The maximum balance specified in Section 1.2 of this Officer’s Issuance Certificate.

Stated Final Payment Date: The 2004-RN1 Stated Final Payment Date.

Targeted Final Payment Date: The 2004-RN1 Targeted Final Payment Date.

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EXHIBIT A

[FORM OF 2004-RN1 REVOLVING NOTE]

No. R-1	$1,000,000,000

SEE REVERSE FOR CERTAIN DEFINITIONS

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND THE VARIOUS STATE SECURITIES LAWS. NO TRANSFER OF THIS NOTE SHALL BE MADE UNLESS SUCH TRANSFER IS MADE IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS AND IS OTHERWISE IN COMPLIANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE.

IT IS EXPECTED THAT THE PRINCIPAL AMOUNT OUTSTANDING OF THIS NOTE WILL INCREASE AND DECREASE OVER TIME, BUT WILL NOT EXCEED THE PRINCIPAL AMOUNT SHOWN ON THE FACE HEREOF. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF.

SUPERIOR WHOLESALE INVENTORY FINANCING TRUST IX

FLOATING RATE ASSET-BACKED REVOLVING NOTE, SERIES 2004-RN1

SUPERIOR WHOLESALE INVENTORY FINANCING TRUST IX, a statutory trust organized and existing under the laws of the State of Delaware (herein referred to as the “Issuer”), for value received, hereby promises to pay to U.S. Bank National Association, as Collateral Trustee u/a dtd 6/18/01, as amended, Custodian, under a Participation and Custodial Agreement dtd 05/19/04, Wholesale Auto Receivables Corporation issuer, or registered assigns (the “Noteholder”), the Outstanding Amount attributable to this Note from time to time under the Indenture, at the times stated and in the amounts specified in the Indenture (as defined on the reverse side of this Note).

The Issuer shall pay interest on this Note on the dates, in the amounts and in the manner set forth in the Indenture.

The principal of and interest on this Note are payable in such coin or currency of the United States of America which, at the time of payment, is legal tender for payment of public and private debts. All payments made by the Issuer with respect to this Note shall be applied to interest and principal as provided in the Indenture.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which shall have the same effect as though fully set forth on the face of this Note.

Unless the certificate of authentication hereon has been executed by the Indenture Trustee whose name appears below by manual signature, this Note shall not be entitled to any benefit under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be signed, manually or in facsimile, by its Authorized Officer.

Date:                 , 2004

SUPERIOR WHOLESALE INVENTORY FINANCING TRUST IX

By:	CHASE MANHATTAN BANK USA, NATIONAL ASSOCIATION, not in its individual capacity but solely as Owner Trustee under the Trust Agreement

By:
Name:
Title:

INDENTURE TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes designated above and referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK, not in its individual capacity but solely as Indenture Trustee

By:
Name:
Title:

REVERSE OF NOTE

This Note is one of a duly authorized issue of Notes of the Issuer, designated as its Floating Rate Asset-Backed Revolving Note, Series 2004-RN1 (herein called the “2004-RN1 Revolving Note”), issued under an Indenture, dated as of May 19, 2004 (such Indenture, as supplemented or amended, including all Officer’s Issuance Certificates is herein called the “Indenture”), between the Issuer and The Bank of New York, a New York banking corporation, as trustee (the “Indenture Trustee”, which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights and obligations thereunder of the Issuer, the Indenture Trustee and the Noteholders. The 2004-RN1 Revolving Note is one of the duly authorized series of Notes of the Issuer issued and to be issued from time to time pursuant to the Indenture (collectively, as to all Notes of all such series, the “Notes”). The Notes are governed by and subject to all terms of the Indenture (which terms are incorporated herein and made a part hereof), to which Indenture the Holder of this Note by virtue of acceptance hereof (or of any interest herein) assents and by which such Person is bound. All capitalized terms used and not otherwise defined in this Note that are defined in the Indenture shall have the meanings assigned to them in or pursuant to the Indenture.

The 2004-RN1 Revolving Note and all other Notes issued pursuant to the Indenture, except as otherwise provided thereunder, are and shall be equally and ratably secured by the Collateral pledged as security therefor as provided in the Indenture.

Each Noteholder, by acceptance of a Note, covenants and agrees that no recourse may be taken, directly or indirectly, with respect to the obligations of the Issuer, the Owner Trustee or the Indenture Trustee on the Notes or under the Indenture or any certificate or other writing delivered in connection therewith, against (i) the Indenture Trustee or the Owner Trustee in their individual capacities, (ii) any owner of a beneficial interest in the Issuer or (iii) any partner, owner, beneficiary, agent, officer, director or employee of the Indenture Trustee or the Owner Trustee in their individual capacities, any holder of a beneficial interest in the Issuer, the Owner Trustee or the Indenture Trustee or of any successor or assign of the Indenture Trustee or the Owner Trustee in their individual capacities, except as any such Person may have expressly agreed and except that any such partner, owner or beneficiary shall be fully liable, to the extent provided by applicable law, for any unpaid consideration for stock, unpaid capital contribution or failure to pay any installment or call owing to such entity.

Each Noteholder, by acceptance of a Note, covenants and agrees that by accepting the benefits of the Indenture such Noteholder shall not, prior to the date which is one year and one day after the termination of the Trust Agreement, acquiesce, petition or otherwise invoke or cause the Seller or the Issuer to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Seller or the Issuer under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Seller or the Issuer or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Seller or the Issuer.

Each Noteholder, by acceptance of a Note, unless otherwise required by appropriate taxing authorities, agrees to treat the Notes as indebtedness secured by the Collateral for the purpose of federal income taxes, state and local income and franchise taxes, Michigan single business tax, and any other taxes imposed upon, measured by or based upon gross or net income.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Noteholders under the Indenture at any time by the Issuer with the consent of the Holders of Notes representing a majority of the Outstanding Amount of all the Notes. The Indenture also contains provisions permitting the Holders of Notes representing specified percentages of the Outstanding Amount of the Notes, on behalf of the Holders of all the Notes, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note (or any one of more Predecessor Notes) shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof whether or not notation of such consent or waiver is made upon this Note. The Indenture also permits the Indenture Trustee to amend certain terms and conditions set forth in the Indenture without the consent of the Noteholders.

The term “Issuer” as used in this Note includes any successor to the Issuer under the Indenture.

The Issuer is permitted by the Indenture, under certain circumstances, to merge or consolidate, subject to the rights of the Indenture Trustee and the Holders of Notes under the Indenture.

The 2004-RN1 Revolving Note is issuable only in denominations as provided in the Indenture, subject to certain limitations therein set forth.

This Note and the Indenture shall be construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder and thereunder shall be determined in accordance with such laws.

Anything herein to the contrary notwithstanding, except as expressly provided in the Basic Documents, neither the Seller, the Servicer, the Indenture Trustee nor the Owner Trustee in their respective individual capacities, any owner of a beneficial interest in the Issuer, nor any of their respective partners, beneficiaries, agents, officers, directors, employees or successors or assigns, shall be personally liable for, nor shall recourse be had to any of them for, the payment of principal of or interest on, or performance of, or omission to perform, any of the covenants, obligations or indemnifications contained in this Note or the Indenture, it being expressly understood that said covenants, obligations and indemnifications have been made by the Owner Trustee solely as the Owner Trustee in the assets of the Issuer. Each Noteholder, by the acceptance of a Note, agrees that, except as expressly provided in the Basic Documents, in the case of an Event of Default under the Indenture, the Noteholder shall have no claim against any of the foregoing for any deficiency, loss or claim therefrom; provided, however, that nothing contained herein shall be taken to prevent recourse to, and enforcement against, the assets of the Issuer for any and all liabilities, obligations and undertakings contained in the Indenture or in this Note.

ASSIGNMENT

Social Security or taxpayer I.D. or another identifying number of assignee

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto
(name and address of assignee)

the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints                                         , as attorney, to transfer said Note on the books kept for registration thereof, with full power of substitution in the premises.

Dated:
Signature Guaranteed [1]

[1]	NOTE: The signature to this assignment must correspond with the name of the registered owner as it appears on the face of the within Note in every particular, without alteration, enlargement or any change whatsoever.